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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Erickson                          John                   H.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   3615 Interlaken Drive
--------------------------------------------------------------------------------
                                    (Street)

   Plano                             Texas               75075
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        Advanced Neuromodulation Systems, Inc. (ANSI)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

        ###-##-####
________________________________________________________________________________
4.   Statement for Month/Day/Year

        04/02/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Vice President-Research & Development
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                              5.
                                                                                              Amount of      6.
                                                              4.                              Securities     Owner-
                                                              Securities Acquired (A) or      Beneficially   ship
                                    2A.          3.           Disposed of (D)                 Owned          Form:     7.
                       2.           Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                       Trans-       Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                     action       Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security      Date         any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)            (mm/dd/yy)    (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.05 Par Value       04/02/03                    M      V       500          A      $5.00    1,500          D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.05 Par Value       04/02/03 (1)                S              500          D      $42.62   1,000          D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.05 Par Value       04/02/03                    M      V     5,000          A      $5.00    6,000          D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.05 Par Value       04/02/03 (1)                S            5,000          D      $42.62   1,000          D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.05 Par Value       04/02/03                    M      V     4,500          A      $5.00    5,500          D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.05 Par Value       04/02/03 (1)                S            4,500          D      $42.62   1,000          D
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Right to     $5.00   11/05/98 (2)      A    V    15,000       11/05/98 11/06/08 Common    15,000
Purchase             12/19/01          M               12,000                   Stock     12,000          3,000     D
Stock                02/26/03          M                2,500                              2,500            500     D
Option               04/02/03          M                  500                                500              0     D
------------------------------------------------------------------------------------------------------------------------------------
Right to     $5.00   11/05/98 (2)      A    V    5,000        11/05/98 11/06/08 Common     5,000
Purchase             04/02/03          M                5,000                   Stock      5,000              0     D
Stock
Option
------------------------------------------------------------------------------------------------------------------------------------
Right to     $5.00   11/05/98 (3)      A    V    10,000       04/09/99 11/06/08 Common    10,000
Purchase             04/02/03          M                4,500                   Stock      4,500          5,500     D
Stock
Option
------------------------------------------------------------------------------------------------------------------------------------
Right to     $5.00   11/05/98 (3)      A    V    10,000       09/01/99 11/06/08 Common    10,000                    D
Purchase                                                                        Stock
Stock
Option
------------------------------------------------------------------------------------------------------------------------------------
Right to     $6.625  03/31/99 (3)      A    V    20,000       03/31/00 04/01/09 Common    20,000                    D
Purchase                                                                        Stock
Stock
Option
------------------------------------------------------------------------------------------------------------------------------------
Right to     $15.375 03/17/00 (3)      A    V     7,000       03/17/01 03/18/10 Common     7,000                    D
Purchase                                                                        Stock
Stock
Option
------------------------------------------------------------------------------------------------------------------------------------
Right to     $14.250 07/31/00 (4)      A    V    10,000       07/31/01 08/01/10 Common    10,000                    D
Purchase                                                                        Stock
Stock
Option
------------------------------------------------------------------------------------------------------------------------------------
Right to     $10.625 04/03/01 (3)      A    V    10,000       04/03/02 04/04/11 Common    10,000                    D
Purchase                                                                        Stock
Stock
Option
------------------------------------------------------------------------------------------------------------------------------------
Right to     $28.530 02/20/02 (2)      A    V    15,000       02/20/03 02/21/12 Common    15,000                    D
Purchase                                                                        Stock
Stock
Option
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Sold pursuant to a Rule 10b5-1 Safe Harbor Plan.
(2) Options granted pursuant to 1995 Stock Option Plan, 25% vesting per year.
(3) Options granted pursuant to 1998 Stock Option Plan, 25% vesting per year.
(4) Options granted pursuant to 2000 Stock Option Plan, 25% vesting per year.


John H. Erickson

By: /s/Linda D. Moses,
Agent and Attorney-in-Fact for John H. Erickson          April 2, 2003
------------------------------------------------         -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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